                                  SCHEDULE 14A
                                 (Rule 14a-101)

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12

                               Semtech Corporation
                               -------------------
                (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

     [_]  Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                                     [LOGO]
                                    SEMTECH

                               Semtech Corporation
                                 200 Flynn Road
                        Camarillo, California 93012-8790

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held June 6, 2002

To our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Semtech Corporation will be held at the Hyatt Westlake Plaza, 880 S. Westlake Boulevard, Westlake Village, California 91361 (Westlake Village Boulevard exit off the 101 Freeway) on Thursday, June 6, 2002 at 1:00 p.m., Pacific Daylight Savings time, for the following purposes:

        1. To elect five Directors to hold office until the next annual meeting or until their successors are duly elected and qualified.

        2. To transact any other business which may properly come before the Meeting or any adjournment or postponements thereof.

The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 19, 2002. Holders of a majority of the outstanding stock must be present in person or by proxy in order for the meeting to be held.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE. A return envelope is enclosed for your convenience.

This Proxy Statement, proxy and the Company's Annual Report to Stockholders are being mailed on or about May 10, 2002.

                       By Order of the Board of Directors

                       /s/ David G. Franz, Jr.
                       David G. Franz, Jr.
                       Vice President of Finance and Secretary

May 3, 2002
Camarillo, California

                               SEMTECH CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
                                  June 6, 2002
                                  ------------

                                 PROXY STATEMENT
                                 ---------------

The Board of Directors of Semtech Corporation (the "Company") 200 Flynn Road, Camarillo, California, 93012-8790, furnishes this Proxy Statement in connection with its solicitation of proxies to be voted at the Annual Meeting of Stockholders to be held at the Hyatt Westlake Plaza, 880 S. Westlake Boulevard, Westlake Village, California 91361 (101 Freeway, exit Westlake Boulevard) on Thursday, June 6, 2002 at 1:00 p.m., Pacific Daylight Savings Time, or at any adjournments or postponements thereof. The Company is paying the cost of this solicitation of proxies. The mailing of proxy materials will commence on or about May 10, 2002. The following is important information in a question-and-answer format regarding the Annual Meeting and this Proxy Statement.

What am I voting on?

To elect five directors (Mr. John Poe, Mr. Rockell Hankin, Mr. James Burra, Mr. Allen Orbuch and Mr. James Schraith) to hold office until the next Annual Meeting or until their successors are duly elected and qualified.

Who is entitled to vote?

Stockholders as of the close of business on April 19, 2002 (the "Record Date") are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Stockholders do not have the right to cumulate votes. These stockholders can also attend the Annual Meeting.

How do I vote?

Sign and date each proxy you receive and return it in the prepaid envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote FOR the proposal on your behalf. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company's Secretary, or
(2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.

What does it mean if I get more than one proxy card?

It means you hold shares registered in more than one account. Please sign and return all proxies to ensure that all your shares are voted.

Who will count the vote?

Representatives of Mellon Investor Services will tabulate the votes and act as inspectors of election.

What constitutes a quorum?

A majority of the outstanding shares present or represented by proxy constitutes a quorum for the Annual Meeting. As of the Record Date, 73,039,368 shares of Semtech Corporation common stock were issued and outstanding. Proxies submitted by brokers that do not indicate a vote for some of the proposals because the holders do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on those proposals are called "broker non-votes." Abstentions and "broker non-votes" are each included in the determination of shares present and voting, with each tabulated separately. Abstentions are counted in tabulations of votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

How many votes are needed for approval of each item?

Directors will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting, meaning the five nominees receiving the most votes will be elected directors. A stockholder may not cumulate his or her votes for individual directors.

What percentages of stock do the directors and officers own?

Together, they own approximately 10.9% of Semtech common stock as of January 27, 2002. (See the section titled "Beneficial Ownership of Securities")

Who are the largest principal shareholders?

The chart on pages 6 and 7 sets forth each owner of greater than 5% of the Company's common stock.

When are shareholder proposals for the 2003 meeting due?

To be considered for inclusion in next year's Proxy Statement, stockholder proposals must be submitted in writing by January 10, 2003, to the Company's Secretary, 200 Flynn Road, Camarillo, California 93012-8790. Copies of the Bylaws are available to stockholders free of charge upon request to the Company's Secretary. In addition, notice of a stockholder proposal submitted other than in the Company's Proxy Statement would be considered untimely if not received by the Company by March 26, 2003.

How do I receive additional copies of these proxy materials?

Any stockholder desiring additional proxy materials should contact David Franz, Secretary, Semtech Corporation, (805) 498-2111.

What is the Board's recommendation?

The Board recommends a vote FOR the election of each of the nominated directors.

--------------------------------------------------------------------------------

A copy of the Company's annual report on Form 10-K, including financial statements and financial statement schedules for the fiscal year ended January 27, 2002 is available to you without charge upon written request to David Franz, Secretary, 200 Flynn Road, Camarillo, California 93012-8790.

--------------------------------------------------------------------------------

                              ELECTION OF DIRECTORS
                                (Proposal No. 1)

Five directors are to be elected at the Meeting; each to serve until the following annual meeting or until a successor is elected and qualified. The nominees named below were elected to their present terms of office by the stockholders. All of the nominees have consented to be named and have indicated their intent to serve if elected. Unless a proxy directs otherwise, it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. If any nominee should refuse or be unable to serve, the proxyholders will vote the shares for such other person, if any, as shall be designated by the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW:

                John D. Poe                 Rockell N. Hankin

                James P. Burra              Allen H. Orbuch

                James T. Schraith

Background of Nominees

Mr. Poe, 50, has been our President, Chief Executive Officer and a Director since October 1985. In March 1998, Mr. Poe was also elected to the position of Chairman of the Board of Directors. Since October 1985, Mr. Poe has served as Managing Director of our subsidiary, Semtech Limited. In addition, Mr. Poe currently serves as sole Director of our wholly owned subsidiaries, Semtech Corpus Christi Corporation, Semtech New York Corporation (formerly USAR Systems Incorporated) and Semtech San Diego Corporation (formerly Edge Semiconductor Incorporated). He is President of Semtech Corpus Christi Corporation and Semtech New York Corporation.

Mr. Hankin, 54, has served as a Director since May 1988. In March 1998, Mr. Hankin was elected Vice Chairman of our Board of Directors. He currently serves as Chief Executive of Hankin & Co., a diversified business advisory firm, where he has held such position since June 1986. Mr. Hankin also serves on the Board of Directors of Sparta, Inc. and a number of private companies. He was previously Chairman of the Board of House of Fabrics and a member of the board of Quidel, Inc, Techniclone, and NQLI.

Mr. Orbuch, 73, has served as a Director since March 1991. He currently serves as a management consultant. He retired in 1994 from his position as Group Executive of Teledyne, Inc.

Mr. Burra, 59, has served as a Director of since March 1991. Mr. Burra serves as Chief Executive Officer of the Endural Division of Hoover Materials Handling Group, Inc. and its predecessor W. D. Adam Co., Inc., a manufacturer selling a proprietary line of vacuum formed, high density polyethylene containers, since June 1989. He serves on the board of Hoover Group, Inc., the Parent of Endural. Mr. Burra formerly served on the board of American Microwave Technology, Inc.

Mr. Schraith, 44, has served as a Director since June 1995. Mr. Schraith is currently an advisor and consultant to Quantum Technology Ventures, the wholly-owned venture capital subsidiary of Quantum Corporation. Mr. Schraith joined Quantum Corporation in October 1999 as Executive Vice President of Worldwide Sales & Corporate Marketing. From February 1998 to September 1999, Mr. Schraith was President & Chief Executive Officer of ShareWave, Inc., a developer of wireless networking products. From October 1996 to January 1998, Mr. Schraith was Vice President and General Manager of the North America division of Compaq Computer. Mr. Schraith also serves as a director of SONICblue, Inc., PurchasePro.com, Inc., and several private companies.

              CERTAIN INFORMATION CONCERNING OUR BOARD OF DIRECTORS

The Company has a standing Compensation and Stock Option Committee and an Audit Committee. The Company does not have a separately standing nominating committee; nominating functions are handled by the Compensation and Stock Option Committee, as discussed below. During the Company's last fiscal year, the Board of Directors held four regular meetings and one special meeting. During such fiscal year each of the incumbent Directors attended 75% or more of the sum of the number of such meetings plus the number of meetings of the committees of which such person was a member. The average attendance was over 94%. During fiscal year 2002 the Board of Directors also conducted some business by resolution without meeting, as provided in the Company's Bylaws. It is expected that the Board will meet on a regular basis during the ensuing year.

Compensation and Stock Option Committee

The Compensation and Stock Option Committee ("Compensation Committee"), comprised of Mr. Hankin, Mr. Burra, Mr. Schraith, and Mr. Orbuch, met four times during fiscal year 2002. The Compensation Committee's responsibilities include monitoring the performance of the Company's key exeuctives; reviewing and approving executive compensation, including bonus and other incentive compensation; reviewing the Company's management succession plan; assessing the Company's overall compensation and benefit structure; and administering certain of the Company's benefit plans and the Company's stock option plans. The Compensation Committee also makes recommendations to the Board of Directors regarding the size and composition of the Board and the various Board Committees, reviews the qualifications of potential director candidates and makes recommendations to the Board with respect to nominees to be submitted to the stockholders or to be elected by the Board to fill vacancies and newly created directorships, and recommends assignment of specific directors to specific committees. The Compensation Committee will consider stockholder suggestions for nominees for director (other than self-nominations) that are submitted in writing to the Secretary of the Company and include the candidate's qualifications.

Audit Committee

The Audit Committee, comprised of Mr. Hankin, Mr. Burra, and Mr. Orbuch met seven times during fiscal year 2002. The Audit Committee's responsibilities include recommending the selection of the Company's independent auditor; reviewing the scope and results of the audit conducted by the independent auditor; reviewing the Company's accounting and financial reporting policies; reviewing the Company's financial systems and controls; and reviewing and approving the financial statements to be included in the Company's Annual Report on Form 10-K. The Audit Committee meets periodically with the Company's independent auditor without the presence of Company management. The responsibilities of the Audit Committee are more fully described in the Audit Committee's written charter, which was approved by the Board of Directors in fiscal year 2001 and included as Appendix A to the Proxy Statement for the Company's Annual Meeting held in May 2001.

Board of Directors Compensation

During fiscal 2002, the directors who are not also employees of our Company were not paid any cash compensation for their services. In 1998, the directors were converted from a cash compensation program to 100% equity based compensation. On July 15, 1998 each non-employee director received a stock option grant which vests pro-rata over five years. This option grant will compensate the non-employee directors for their service over the five-year period of July 15, 1998 to July 15, 2003 and has been granted in lieu of cash compensation. The number of options was computed by multiplying the forgone cash compensation over the five-year period by four (multiplier), and then dividing that amount by the Company's stock price on the date of grant, to compute the number of options to be granted. The multiplier was set to recognize the relative risk of taking stock options, compared to cash compensation. As a result Mr. Hankin, Vice-Chairman of the Board, was granted 49,485 stock options, and Mr. Burra, Mr. Orbuch, and Mr. Schraith were each granted 32,990 stock options. The number of options has been subsequently adjusted to reflect the two for one stock splits declared during fiscal 2000 and fiscal 2001. This plan was developed by an independent consulting firm, and was set-up to align the interests of the Board with those of stockholders, to reduce the expense associated with directors' compensation and to attract and retain high quality directors.

Each January 1 and July 1, each non-employee director also receives a stock option grant to purchase 5,000 shares at the market price as of the date of grant. These options are governed by the terms of the Company's Long Term Stock Incentive Plan, which was approved by the stockholders in June 1998 and is on file with the Securities and Exchange Commission. Directors who are Company employees are not paid fees or additional compensation for attending Board or committee meetings. Mr. Poe is currently the only employee serving on the Board.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during fiscal year 2002, an officer or employee of the Company or any of its subsidiaries; or was formerly an officer of the Company or any of its subsidiaries. During fiscal year 2002, no executive officer of the Company served as an executive officer, director or member of the compensation committee (or other board committee performing equivalent functions, or in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of the Compensation Committee or as a director of the Company.

                       BENEFICIAL OWNERSHIP OF SECURITIES

The chart below indicates the number of shares owned by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's common stock. All information regarding shareholders who are not directors or officers is based on the Company's review of information filed with the Securities and Exchange Commission on Schedule 13G.

This chart also shows the number of shares held as of January 27, 2002, and stock options exercisable within 60 days of such date, by each director, each executive officer named in the Summary Compensation Table below and by all directors and executive officers as a group.

                                                                          Beneficial Ownership of Common Stock (1)
                                                                          ----------------------------------------
                                                                           Number of Shares                   %
                                                                           ----------------                   -
       FMR Corp. (2)                                                           8,965,996                    12.6%
       82 Devonshire Street, Boston, MA 02109

       Putnam Investments, LLC (3)                                             6,352,314                     9.0%
       One Post Office Square, Boston, MA 02019

       Franklin Resources, Inc. (4)                                            3,710,517                     5.3%
       One Franklin Parkway, San Mateo, CA  94403

       John D. Poe (5) (6)                                                     3,580,315                     5.0%
       Chairman of the Board, President
       and Chief Executive Officer of the Company
       200 Flynn Road, Camarillo, CA 93012-8790

       Rockell N. Hankin (5) (6)                                                 472,514                       *
       Vice Chairman of the Board

       Allen H. Orbuch (5) (6)                                                   452,926                       *
       Director

       James P. Burra (5) (6)                                                    363,426                       *
       Director

       James T. Schraith (5) (6)                                                 330,926                       *
       Director

       David G. Franz, Jr. (5) (6)                                               864,674                     1.2%
       Vice President and Chief Financial Officer

       Jean-Claude Zambelli (5) (6)                                              121,561                       *
       Vice President

       Wylie Plummer (5) (6)                                                     537,546                       *
       Vice President

       Jeffrey T. Pohlman (5) (6)                                                286,400                       *
       Vice President

       All Executive Officers and Directors as a group (18                     7,881,797                    10.9%
       persons including those named above) (5) (6)

       *  Less than 1%

(1) Unless otherwise indicated below, each person has sole voting and investment power with respect to the shares listed.

(2) As reported in Schedule 13G filed February 14, 2002 by FMR Corp. ("FMR"). FMR reports it has sole voting power with respect to 357,247 of the reported shares and sole dispositive power with respect to all of the reported shares. The reported shares include 449,210 shares resulting from the assumed conversion of $18,970,000 principal amount of the Company's 4.5% convertible subordinated notes due 2017. All but 203,003 of the reported shares are held by wholly-owned banking and investment adviser subsidiaries of FMR. Members of the Edward C. Johnson 3d family are the predominant owners of Class B common stock of FMR and have entered into a shareholders' voting agreement with all other Class B shareholders. Accordingly, members of the Edward C. Johnson 3d family may be deemed to form a controlling group with respect to FMR. The 203,003 reported shares not held by wholly-owned subsidiaries of FMR are held by Fidelity International Limited ("FIL") of Hamilton Bermuda, which has sole power to vote and dispose of the shares. FMR does not believe these shares are required to be aggregated for reporting purposes, but has voluntarily reported them as if they are beneficially owned by FMR and FIL on a joint basis.

( 3) As reported in the Schedule 13G filed February 15, 2002 by Putnam
     Investments, LLC ("Putnam") on behalf of itself and Marsh & McLennan Companies, Inc. ("MMC"), Putnam Investment Management, LLC ("PIM"), and The Putnam Advisory Company, LLC ("PAC"). PI is a wholly-owned subsidiary of MMC and owns registered investment advisors PIM, which is advisor to the Putnam family of mutual funds, and PAC, which is advisor to Putnam's institutional clients. PIM reports voting power with respect to none of the shares, as they are voted by the trustees of the various funds, and shared dispositive power with respect to 5,640,903 shares. PAC reports shared voting power with respect to 381,849 shares and shared dispositive power with respect to 711,411 shares. MMC and PI report that neither of them have any power to vote or dispose of, or direct the voting or dispositon of, the reported shares.

(4) As reported in Schedule 13G filed February 14, 2002 by Franklin Resources, Inc ("FRI"). The reported shares are held in closed-end investment companies or other managed accounts which are advised by Franklin Advisors, Inc. ("FA")" and Franklin Private Client Group, Inc. ("FPCG"), investment advisory subsidiaries of FRI. FRI reports that FA has sole voting and dispositive power with respect to 3,550,200 shares and that FPCG has sole dispositive power with respect to 160,317 shares. FRI, FA, FPCG, and Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of FRI, disclaim any economic interest or beneficial ownership of the reported shares.

(5) This number of shares includes shares which could be acquired within 60 days of January 27, 2002 by the exercise of stock options: for Mr. Poe 1,252,783; Mr. Hankin 442,514; Mr. Orbuch 432,926; Mr. Burra 320,926; Mr.
     Schraith 240,926; Mr. Franz 628,334; Mr. Zambelli 111,561; Mr. Plummer 412,250; Mr. Pohlman 136,268; and for the group 4,847,973.

(6) The percentage is based on the 72,148,573 shares outstanding as of January 27, 2002 and the numerator includes the shares, if any, which the individual has the right to acquire within 60 days thereof through the exercise of stock options.

                                       7
..

                  EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

All personnel listed below are employed on at-will basis. The Board of Directors elects officers annually and those elected serve at the discretion of the Board.

                                    Age as of
            Name                January 27, 2002                                  Position
            ----                ----------------                                  --------
   John D. Poe                         49           Chairman and Chief Executive Officer
   David G. Franz, Jr.                 40           Vice President, Finance and Chief Financial Officer, and Secretary
   Paul D. Peterson                    39           Vice President, Sales and Marketing
   John T. Shaw                        49           Vice President, Worldwide Operations
   R. Nejo Necar                       58           Vice President, Business Development
   Mark R. Drucker                     38           Vice President, High Performance Products
   Lawrence A. King                    43           Vice President, Portable Products
   Jeffrey T. Pohlman                  52           Vice President, Protection Products
   J. Michael Wilson                   45           Vice President, Computing and Telecom Products
   Stewart Kelly                       56           Director, Advanced Communications
   John M. Baumann                     33           Treasurer
   Suzanna Fabos                       46           Corporate Counsel and Assistant Secretary

Mr. Franz was elected Vice President of Finance, Chief Financial Officer and Secretary when he joined us in August 1993. Prior to joining the Company, Mr. Franz was employed by Teradata Corporation, Wickes Companies and Arthur Andersen LLP. He serves as a director of Semtech (International) AG and Semtech Switzerland GmbH, our wholly-owned subsidiaries in Switzerland, and as an officer of several of our other wholly-owned subsidiaries.

Mr. Peterson was appointed Vice President of Sales and Marketing in January 2002. He joined the Company in August 2000 as Vice President of North American Sales. Mr. Peterson worked for Advanced Micro Devices for 14 years, where he last served as Director of Sales, and has also been employed by Texas Instruments.

Mr Shaw was appointed Vice President of Worldwide Operations in Dec 2000. He has worked for the Company in various manufacturing roles since March 1991 and was previously employed by Philips Semiconductor PLC.

Mr. Necar was appointed Vice President of Business Development in November 1999. He joined us in 1997 as Director of Business Development. Mr. Necar previously held engineering and marketing management positions with Exar and Interdesign.

Mr. Drucker joined us as a result of the October 1997 acquisition of Edge Semiconductor, where he was Director of Operations. He was appointed Vice President, High Performance Products in January 2002. He was previously employed by Brooktree, Analog Devices, and Westinghouse Electric.

Mr. King joined us as our North Carolina Design Center Manager in April 1998 and was named Vice President of Portable Products in April 2001. He was employed by Harris Semiconductor for 10 years, most recently as an Engineering Manager. He has also been employed by Texas Instruments.

Mr. Pohlman was named Vice President of Protection Products in December 1998 and has been an elected officer since June 2000. He has worked for the Company in various engineering roles since February 1988. Mr. Pohlman was previously employed by Supertex Inc., Fairchild Camera and Instrument, Inc., and National Semiconductor in various technical and managerial roles.

Mr. Wilson was appointed Vice President of Desktop Computing and Telcom Products in May 2001. Mr. Wilson joined us as the result of the 1996 acquisition of ECI Semiconductor where he was Vice President and Chief Operating Officer. He has more than 20 years experience in the semiconductor industry in a broad range of technical and management positions.

Mr. Kelly joined the Company in 1997 as Director of Advanced Communications. He has also been employed by Brooktree/Rockwell, Intel Corporation, GTE Microcircuits, General Instruments Microelectronics, and Honeywell Computer.

Mr. Baumann joined Semtech in October 1993 and has been an elected officer and Treasurer since June 1994. Prior to joining Semtech, he held financial related positions with NCR Corporation and Teredata Corporation.

Ms. Fabos joined us as Corporate Counsel in April 2000 and was elected Assistant Secretary in June 2000. She had been employed in the legal department of Lockheed Martin Corporation for twelve years, where her last post was as Assistant General Counsel - Finance. She has also been employed by Owens-Illinois, Inc.and Coopers & Lybrand.

                             EXECUTIVE COMPENSATION

The following table shows information regarding total compensation paid to the Chief Executive Officer and each of the four other mostly highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for services rendered to the Company in all capacities during each of the past three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                    Annual Compensation                  Long-Term
                                            -------------------------------------      -------------
                                                                     Other Annual      Stock Options     All Other
                                   Fiscal    Salary       Bonus      Compensation         Awarded      Compensation
                                    Year     ($) (1)     ($)(5)         ($)(2)          (#) (4) (5)       ($) (3)
                                    ----     -------     ------         ------          -----------       -------
John D. Poe                         2002     375,003     259,202         8,845             80,685         155,302
Chairman of the Board and CEO       2001     348,078     273,002         7,351            197,098         141,448
                                    2000     313,470     151,200        11,979            133,566         128,207

David G. Franz, Jr                  2002     180,003     116,017         9,371             46,466          31,516
Vice President and CFO              2001     171,928     101,279         7,835             40,074          30,634
                                    2000     158,085      53,640        10,803             33,022          28,243

Jean-Claude Zambelli (6)            2002     199,992      72,476         7,081             12,903          34,534
Vice President                      2001     195,691     145,961         6,022              3,658          33,721
                                    2000     186,466      84,924         5,253             25,000          31,924

Wylie Plummer (7)                   2002     200,008     134,274         7,572                  0           4,192
Vice President                      2001     196,786     130,977        10,851             35,000           2,356
                                    2000     184,875      59,085         7,368             20,000           2,919

Jeffrey T. Pohlman                  2002     169,998      51,538         6,156             20,000          29,051
Vice President                      2001     159,998      89,337         4,800             80,000          25,919
                                    2000     139,851      54,844         4,800             60,000          28,635

(1)  Salaries for fiscal years 2002, 2001, and 2000 each reflect 26 pay periods.

(2) "Other Annual Compensation" includes (a) for fiscal year 2000, premiums on life insurance and (b) auto allowance.

(3)  "All Other Compensation" for 2002, 2001 and 2000 includes, respectively,
     (a) Company contributions to its 401K savings plan of $4,252, $5,473, and $5,000 on behalf of Mr. Poe; $4,250, $4,418, and $4,714 on behalf of Mr. Franz; $4,250, $4,345, and $4,200 for Mr. Zambelli; $4,192, $2,356, and
     $2,919 on behalf of Mr. Plummer; and $3,305, $3,348, and $3,201 on behalf of Mr. Pohlman; and (b) company contributions under deferred its compensation program of $151,050, $135,975, and $123,207 for Mr. Poe; $27,266, $26,216, and $23,529 for Mr. Franz; $30,284, $29,376, and $27,724
     on behalf of Mr. Zambelli; and $25,746, $22,571, and $25,434 on behalf of Mr. Pohlman.

(4) During the years indicated, no restricted stock awards, stock appreciation rights, or long-term incentive plan payouts were granted. Prior year stock option grants are not adjusted for stock splits.

(5) The "Bonus" column shows the total bonus awarded in the fiscal year based on perfomance in the prior fiscal year. This amount includes any amount the executive elected to receive in the form of stock options,. In fiscal year 2002, Mr. Poe, Mr. Franz, and Mr. Zambelli received $129,601, $40,512, and $18,186, repectively, of their bonus in stock options. In fiscal year 2001, Mr. Poe, Mr. Franz and Mr. Zambelli received $136,501, $40,512 and $29,192, respectively, of their bonus in stock options. In fiscal year 2000, Mr. Poe and Mr. Franz received $45,360 and $26,820, respectively, of their bonus in options.

(6) Mr. Zambelli, 57, was named Vice President of Sales and Marketing and elected an officer of our company in December of 1996. Mr. Zambelli has more than 25 years experience in the semiconductor industry and has held senior management positions with several companies, including as Vice President of Sales for Exar Corporation. Subsequent to the end of fiscal year 2002, Mr. Zambelli relinquished his title of Vice President but agreed to remain with the Company for one year to assist with certain projects in his field of expertise. Mr. Paul Peterson succeeds Mr. Zambelli in this Vice President position.

(7) Mr. Plummer, 46, joined us as Vice President, High Performance Products, as a result of the October 1997 acquisition of Edge Semiconductor and was elected an officer in June 1998. Mr. Plummer co-founded Edge Semiconductor and served as its President until the acquisition. Prior to founding Edge, Mr. Plummer held positions with Brooktree, Intel and National Semiconductor. Mr. Plummer resigned from his position with the Company in February 2002 and Mr. Mark Drucker now serves as Vice President, High Performance Products.

                        OPTION GRANTS IN LAST FISCAL YEAR

This table gives information about stock options we granted during fiscal 2002 to the Named Executive Officers. The hypothetical present values of stock options granted in fiscal 2002 are calculated under a modified Black-Scholes model, a mathematical formula used to value options. The actual amount realized upon exercise of stock options will depend upon the amount by which the market price of common stock on the date of exercise is greater than the exercise price. The officers will not be able to realize a gain from the stock options granted unless, during the exercise period, the market price of common stock is above the exercise price of the options.

                               Number of       Percent of                                  Hypothetical
                              Securities    Total Options                                       Present
                              Underlying       Granted to       Exercise                       Value at
                                 Options     Employees in          Price    Expiration          Date of
     Name                    Granted (1)       FiscalYear      ($/Share)       Date       Grant ($) (2)
     ----                    -----------       ----------      ---------       ----       -------------
     John D. Poe                  60,000            3.66%         $25.67    10/03/2011       $1,070,490
                                  20,685            1.26%         $25.06    03/01/2011         $363,886

     David G. Franz, Jr.          40,000            2.44%         $25.67    10/03/2011         $713,660
                                   6,466            0.39%         $25.06    03/01/2011         $113,749

     Jean-Claude Zambelli         10,000            0.61%         $25.67    10/03/2011         $178,415
                                   2,903            0.18%         $25.06    10/03/2011          $51,069

     Wylie Plummer                     0              ---            ---       ---                  ---

     Jeffrey T. Pohlman           20,000            1.22%         $25.67    10/03/2011         $356,830

(1) The grants to Mr. Poe, Mr. Franz and Mr. Zambelli include, respectively, option grants of 20,685, 6,466 and 2,903 at an option price of $25.06. These grants, received under the Company's program which allows executive officers to receive up to 50% of their bonus in stock options, are immediately exercisable. The 10,000 option grant to Mr. Zambelli has a one year vesting period, all other grants shown above become exercisable in 25% increments on the first, second, third, and fourth anniversaries of the grant.

(2) The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Option valuation models also require the input of highly subjective assumptions such as expected option life and expected stock price volatility. The following assumptions were applied: (i) expected dividend yields of 0% for all periods, (ii) expected volatility rates of 86%, (iii) expected life of 5 years, and (iv) risk-free interest rates ranging from 3.88% to 4.74%for all years.

There is no assurance that the hypothetical present value of stock options presented in the table above represent the actual values of the options, and the hypothetical values shown should not be viewed as our predictions of the future value of the Company's common stock.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

The following table shows, as to the Named Executive Officers, information concerning stock options exercised during the fiscal year ended January 27, 2002, the number of unexercised options and the value of "in-the-money" unexercised options.

                                                           Number of Securities Underlying     Value of Unexercised In-the-Money
                                                           Unexercised Options at FY End (#)       Options at FY End ($) (1)
                                                           ---------------------------------       -------------------------

                         SharesAcquired       Value
Name                     on Exercise (#)   Realized ($)     Exercisable      Unexercisable       Exercisable      Unexercisable
----                     ---------------   ------------     -----------      -------------       -----------      -------------
John D. Poe                  240,000        9,266,133        1,192,783          375,000          34,690,954         7,047,450

David G. Franz, Jr.          75,000         2,797,695         628,334           126,250          17,929,027         2,209,431

Jean Claude Zambelli         240,000        6,989,972         111,561            75,000           2,779,355         1,640,925

Wylie Plummer                56,700         1,829,284         412,250            71,250          11,414,473         1,520,181

Jeffrey T. Pohlman              0               0             106,268           140,000           2,560,385         2,390,200

(1) Based on the $33.61 per share closing price of the Company's common stock on the NASDAQ National Market System on January 25, 2002.






             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company. Based solely on its review of the forms received by it, or written representations from reporting persons that they were not required to file a Form 5, the Company believes that, with respect to transactions during the fiscal year ended January 27, 2002, its officers and directors complied with all Section 16(a) filing requirements, except as noted below. Stock options were granted to Mr. Poe, Mr. Franz, Mr. Raymond Bregar, and Mr. John Baumann in fiscal years 2000 and 2001 and to Mr. Zambelli in fiscal year 2000 in place of a portion of their cash bonuses. These executives did not timely report the grants on Form 5. Each had two late reports for two transactions, except Mr. Zambelli who had one late report for one transaction. Each of these individuals reported the grants on a later Form 5.

                                PERFORMANCE GRAPH

                 Comparison of Five Year Cumulative Total Return

This chart and graph show the value of a $100 cash investment on the last day of our 1997 fiscal year in (i) the Company's Common Stock, (ii) the NASDAQ Stock Market - U.S., and (iii) the NASDAQ Electronic Components Stocks. All values assume reinvestment of all dividends and are calculated as of the last day of each of our fiscal years. Note that historic stock price performance is not necessarily indicative of future stock price performance.

                                     [GRAPH]

--------------------------------------- ------------- -------------- ------------- -------------- ------------- --------------
                                            End of         End of        End of         End of        End of         End of
                                           FY 1997        FY 1998       FY 1999        FY 2000       FY 2001        FY 2002
--------------------------------------- ------------- -------------- ------------- -------------- ------------- --------------
Semtech Corporation                         $100          $198           $304          $1,065         $921         $1,144
--------------------------------------- ------------- -------------- ------------- -------------- ------------- --------------
NASDAQ Stock Market - US                    $100          $120           $187          $  289         $206         $  144
--------------------------------------- ------------- -------------- ------------- -------------- ------------- --------------
NASDAQ Electronic Component Stocks          $100          $104           $167          $  302         $252         $  155
--------------------------------------- ------------- -------------- ------------- -------------- ------------- --------------


              REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

Compensation Policies for Executive Officers

The Compensation and Stock Option Committee ("Committee") approves compensation and benefit policies applicable to the Company's executive officers and endeavors to ensure that these programs are effective in attracting and retaining key executives responsible for the success of the Company. The Committee seeks to align total compensation for senior management with both annual and long-term corporate performance. The Committee believes that a fair and motivating compensation program plays a critical role in the performance of the Company and, to that end, it reviews the program on an ongoing basis to evaluate its continued effectiveness.

The Committee believes that the Company's overall financial performance should be a significant consideration in establishing the total compensation of the Company's executive officers.In the Committee's view, at the executive officer level, a greater proportion of total compensation should consist of variable, performance-based components, such as bonuses, which can increase or decrease to reflect changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management's commitment to enhancement of profitability and stockholder value.

From time to time the Commmittee evaluates the Company's total compensation package in light of those of other analog and mixed-signal semiconductor companies of comparable size. This data is used primarily to ensure that the Company's executive compensation program as a whole is within the broad middle range of comparative pay for similar sized companies. The Committee does not target a specific position in the range of comparative data for each individual or for each component of compensation. When deemed appropriate by the Committee, independent compensation and benefits consultants are retained to assist in evaluating the Company's executive compensation programs. This provides additional assurance that the programs are reasonable and appropriate to the Company's objectives. Individual compensation for each executive officer is established in view of the comparative data and other relevant factors such as level of responsibility, prior experience, and the Committee's subjective judgment as to the individual's contribution.

The Company's compensation program has base salary, bonus, and equity-based compensation as its three principal components.

    . An individual's base salary is predicated on industry and peer group comparisons and on performance judgments as to the past and expected future contributions. In general, salaries are set based on median salaries for similar executives of similar sized companies in the high technology industry.

    . The Company has a discretionary key employee incentive pool pursuant to which executive officers and other key employees may receive annual cash bonuses. Individual bonus awards are made based on the Company's achievement of measurable items such as orders, revenue, and net income and upon attainment of the individual's personal and departmental goals and overall performance. Executive officers may elect early in the fiscal year to receive up to 50% of any bonus that may be earned in that fiscal year in the form of stock options. If a bonus is awarded (in the early part of the next fiscal year), the number of options granted in lieu of bonus is calculated by multiplying the forgone cash bonus by four and dividing the result by the market price on the date of grant. The calculated number of options are priced at the market price on the date of grant, are immediately vested, and are subject to the terms and conditions of the applicable stock option plan and award agreement.

    . Stock options are granted periodically to provide additional incentive to executives and other key employees to work to maximize long-term total return to stockholders. Most options granted by the Company prior to fiscal year 2001 had a three year vesting schedule. Most options granted since that date vest over a four year period to further encourage option holders to continue in the employ of the Company. In granting options, the Committee takes into account the number of shares, outstanding options held by the individual and the individual's performance and contribution to the Company's success.

Chief Executive Officer Compensation

In accordance with the compensation philosophy, stated above, and the Company's results, Mr. Poe's base salary during fiscal year 2002 was $375,000, which was the same salary he earned at the end of fiscal year 2001. His base salary is designed to be competitive with base salaries paid to other chief executive officers of corporations with similar revenues and scope of operations. During fiscal year 2002, Mr. Poe received a bonus of $259,202 based upon his performance during fiscal year 2001. This bonus was paid $129,601 in cash, with the remaining $129,601 being exchanged for stock options. This bonus was 86% of Mr. Poe's targeted bonus for fiscal year 2001.

For fiscal year 2002, Mr. Poe earned a bonus of $54,900, which was 18% of target. Mr. Poe elected to receive 25% of this bonus in stock options. As a result, on February 28, 2002, Mr. Poe was granted options to purchase 1,728 shares of the Company's common stock at a price of $31.78. The remaining $41,175 was paid in cash in early March 2002. During fiscal year 2002, the Committee granted Mr. Poe 60,000 stock options with an exercise price at fair market value as of the date of the grant.

For federal income tax purposes, no more than $1 million of compensation paid to the chief executive officer and the four other most highly paid executive officers may be deducted in a taxable year unless the compensation is perfomanced based. Stock options awarded under the Company's stock option plans are intended to meet the requirements for deductible performance-based compensation.

The Compensation and Stock Option Committee

James P. Burra     Rockell N. Hankin     Allen H. Orbuch       James T. Schraith

                           INDEPENDENT ACCOUNTANT FEES

Arthur Andersen LLP ("Andersen") audited the Company's financial statements for the fiscal year ended January 27, 2002 and consulted on interim financial statements during that year. Other services rendered by Andersen for fiscal year 2002 included services related to filings with the Securities and Exchange Commission, audit of the Company's 401K plan, assistance with audits by the IRS and state taxing authorities, and consultation on various matters relating to accounting, tax and financial reporting. The Audit Committee of the Board of Directors has considered the nature and scope of the non-audit services provided by Andersen and has concluded that Andersen's performance of these services is compatible with the auditor's independence.

Audit Fees. The total fees for the fiscal year ended January 27, 2002 for the audit of the Company's financial statements and for reviews of the financial statements included in the Company's Form 10-Qs by Andersen were $290,000.

Financial Information Systems Design and Implementation Fees. Andersen performed no services in this category during the fiscal year ended January 27, 2002.

All Other Fees. The total fees for the fiscal year ended January 27, 2002 for all services rendered by Andersen other than those covered in the preceding paragraphs were $238,000.

                          REPORT OF THE AUDIT COMMITTEE

The Audit Committee ("Committee") of the Board of Directors is composed entirely of independent directors, as defined in the Marketplace Rules of the NASDAQ Stock Market, Inc. One of the Committee's responsibilites, as specified in its written charter adopted by the Board of Directors, is oversight of the Company's financial reporting process In fulfilling these responsibilities, the Committee has reviewed the Company's audited financial statements for fiscal year 2002 and discussed them with the Company's management, which has the primary responsibility for the financial statements and the reporting process. As part of its review, the Committee discussed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, and the adequacy and clarity of disclosures in the financial statements.

The Committee discussed with Arthur Andersen LLP ("Andersen"), the Company's independent auditor for fiscal year 2002 who is responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States, the matters that are required to be discussed under Statement on Auditing Standards No. 61, "Communications with Audit Committees". In addition, the Committee has discussed with Andersen the auditors' independence from management and the Company and has received the written disclosures and letter from Andersen that is required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees". The Committee also concluded that the non-audit services provided by Andersen is compatible with the auditor's independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 27, 2002 for filing with the Securities and Exchange Commission.

The Audit Committee

James P. Burra             Rockell N. Hankin         Allen H. Orbuch

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANT

The firm of Arthur Andersen LLP ("Andersen"), certified public accountants, has been the Company's independent public accountant since the Company's inception and is familiar with our business, accounting system, and financial controls. Due to the events and uncertainty now surrounding Andersen, we are not asking stockholders to ratify the appointment of independent accountant to audit the Company's financial statements for fiscal year 2003. Ratification of the independent accountant is not required by the Company's Bylaws or applicable law, but has historically been submitted to stockholders as a matter of good corporate practice.

Early in fiscal year 2003, Company management, the Audit Committee, and the Board of Directors reviewed Andersen's qualifications to continue as the Company's independent accountant and authorized Andersen to complete the audit of the fiscal year 2002 financial statements then underway. The Company has not yet selected an independent accountant for fiscal year 2003, but is working with Andersen in regard to a review of its financial statements for the first quarter of fiscal year 2003. Management and the Audit Committee continue to carefully monitor and evaluate Andersen's qualifications and capabilites and may find it appropriate to change to another independent accountant as the situation evolves.

Representatives of Andersen are expected to be present at the Meeting. They will have the opportunity to make a statement, if they so desire, and to respond to appropriate questions from stockholders.

                                 ANNUAL REPORTS

The Company hereby undertakes to provide upon written request a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for the fiscal year ended January 27, 2002 without charge to any person whose proxy is solicited by this statement. Such written request should be directed to David Franz, Semtech Corporation, 200 Flynn Road, Camarillo, California 93012-8790.

                                  OTHER MATTERS

The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

                              STOCKHOLDER PROPOSALS

The Company must receive stockholder proposals for the 2003 Annual Meeting no later than 120 days prior to May 10, 2003 in order to be considered for inclusion in the Company's proxy materials. Furthermore, proposals by stockholders submitted outside the process of Rule 14a-8 under the Securities Exchange Act of 1934 will be considered untimely and ineligible to properly come before the Company's 2003 Annual Meeting if such proposal is not submitted at least 45 days prior to May 10, 2003.

 The information under the captions "Report of the Compensation and Stock Option Committee, "Report of Audit Committee", and "Performance Graph" is not "soliciting material," is not deemed "filed" with the SEC, and is not incorporated by reference in any filing of the Company under the Securities
Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                     [LOGO]
                                     SEMTECH

--------------------------------------------------------------------------------

                      Today's Results...Tomorrow's Vision

                              SEMTECH CORPORATION

          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Semtech Corporation hereby appoints John D. Poe and David G. Franz, Jr., and each of them, as attorneys and proxies for the undersigned, each with full power to act without the other and with the power of substitution to represent the undersigned at the Annual Meeting of Stockholders of Semtech Corporation to be held on June 6, 2002 at 1:00 p.m., Los Angeles time, and at any adjournment or postponement thereof, and to vote all of the shares of Common Stock of Semtech Corporation which the undersigned is entitled to vote in accordance with the instructions below and on the reverse hereof.

     This Proxy, when properly executed, will be voted as directed, or if no direction is indicated, it will be voted FOR proposal 1.

                (Continued and to be Signed on the reverse side)

--------------------------------------------------------------------------------

                            . FOLD AND DETACH HERE .

------------------------------------------------------------------------------------------------------------------------------------
The Board of Directors unanimously recommends a vote "FOR" Proposal 1:                                             [X] Please mark
                                                                                                                       your votes
                                                                                                                        as in this
                                                                                                                          examples.

                                 FOR all nominees         WITHHOLD AUTHORITY
                                listed (except as          TO VOTE FOR THE
                                  marked to the            NOMINEES STRUCK
                                    contrary)                 THROUGH
(1). ELECTION OF DIRECTORS.           [_]                       [_]                    With discretionary authority of vote such
                                                                                       shares with respect to the transaction of
                                                                                       such other business as may property come
                                                                                       before the meeting.
     01 James P. Burra
     02 Rockell N. Hankin                                                              The undersigned hereby revokes any other
     03 Allen H. Orbuch                                                                proxy to vote at such Annual Meeting of
     04 John D. Poe                                                                    Stockholders and hereby ratilies and confirms
     05 James T. Schraith                                                              all that said proxies, and each of them, may
                                                                                       lawfully do by virtue hereof. The undersigned
                                                                                       also acknowledges receipt of Notice of Annual
                                                                                       Meeting of Stockholders to be held June 6.
                                                                                       2002 and the Proxy Statement furnished
                                                                                       herewith.
Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list above.

_____________________________________________________________




Stockholder's Signature:______________________________________________ Date:________________________________________________________
Note: Please sign name exactly as imprinted above. When signing as attorney, administrator, executor, trustee or guardian, please give full title as such; if a corporation, sign in full corporate name by an authorized officer, and, if a partnership, sign in partnership name by authorized person. If more than one name appears hereon, all persons named should sign. PLEASE MARK, SIGN, DATE
AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

------------------------------------------------------------------------------------------------------------------------------------

                                                       . FOLD AND DETACH HERE.